CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 18, 2024, with respect to the consolidated financial statements included in the Annual Report of Digital Media Solutions, Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statement of Digital Media Solutions, Inc. on Form S-8 (File No. 333-248976).

/s/ Grant Thornton LLP

Tampa, Florida
April 18, 2024